As filed with the Securities and Exchange Commission on May 15, 1998

                                                  REGISTRATION NO. 333-
                                                                       ---------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 PIXTECH, INC.
             (Exact name of Registrant as specified in its charter)


                 DELAWARE                                  04-3214691
       (State or other jurisdiction                      (I.R.S. Employer
             of incorporation)                          Identification No.)



             AVENUE OLIVIER PERROY, ZONE INDUSTRIELLE DE ROUSSET,
                  13790 ROUSSET, FRANCE, 011-334-42-29-10-00
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                      YVES MOREL, CHIEF FINANCIAL OFFICER
                                 PixTech, Inc.
                             Avenue Olivier Perroy
                         Zone Industrielle de Rousset
                             13790 Rousset, France
                              011-334-42-29-10-00
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:

                              MICHAEL LYTTON, ESQ.
                               Palmer & Dodge LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 573-0100


  Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement is declared effective.


  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. [X]


  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            --------------

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                     Proposed maximum       Proposed maximum         Amount of
Title of each class of securities to    Amount to be registered     offering price per     aggregate offering       registration
         be registered                                                   share(1)               price(1)                fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value           3,052,527 shares             $6.50                   $19,841,425.50           $5,853.22
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(h) based upon the average of the high and low sale prices on May 12, 1998 as reported by the Nasdaq National Market.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                                 PIXTECH, INC.

                        3,052,527 Shares of Common Stock
                             ______________________

     This Prospectus relates to the offer and sale (the "Offering") of 3,052,527 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of PixTech, Inc. ("PixTech" or the "Company"). The Shares may be offered by certain stockholders of the Company identified herein and their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealer may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."


     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company will bear certain expenses (other than fees and expenses of counsel or advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders.


     The Common Stock is quoted on the Nasdaq National Market under the symbol "PIXT." On May 12, 1998, the last sale price of the Company's Common Stock was $6.5625 per share.


                             ______________________

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             ______________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                  The date of this Prospectus is May 15, 1998.

                                                    Page
                                                    ----
Available Information..............................   3

Incorporation of Certain Infomration by Reference..   3

The Company........................................   5

Risk Factors.......................................   5

Selling Stockholders...............................  10

Plan of Distribution...............................  11

Legality of Common Stock...........................  11

Experts............................................  11

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is made to such document filed as an exhibit to the Registration Statement, each such statement being deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. A copy of the Registration Statement of which this Prospectus is a part and reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Suite 1300, 7 World Trade Center, New York, New York 10007 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, certain material filed by the Company should also be available for inspection at the offices of the NASD Reports' Section, 1735 K Street, N.W., Washington, D.C. 20006. Such information can also be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission's Web site (http://www.sec.gov).

                             ______________________

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission under the Exchange Act are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-26380) filed with the Commission on February 18, 1998.

     (b) The Company's Current Report on Form 8-K, dated February 21, 1997, filed with the Commission on February 21, 1997.

     (c) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal quarter covered by the quarterly report referred to in (e) above.

     (d) The description of the Company's Common Stock contained in Registration Statement on Form 8-A (File No. 0-26380) filed with the Commission on July 7, 1995, including any amendment or report filed hereafter for the purpose of updating such description.

     All documents filed after the date of this Registration Statement by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including beneficial owners, to whom this Prospectus is delivered, on written or oral request, copies of the documents incorporated in this Prospectus by reference, other than exhibits to such documents. Requests should be directed to Yves Morel, Chief Financial Officer, PixTech, Inc., Avenue Olivier Perroy, 13790 Rousset, France. Telephone: 011 33 4-42-29-1000.

                                  THE COMPANY


     PixTech, Inc. was incorporated in Delaware in November 1993 as the parent company of PixTech S.A., a French corporation formed in June 1992. The Company's principal executive offices are located at Avenue Olivier Perroy, 13790, Rousset, France. The Company's main telephone numbers are 011-33-(0)442-29-10-00 and (408) 986-8868.


                                  RISK FACTORS


     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.


     DEVELOPMENT STAGE OF THE COMPANY; HISTORY OF OPERATING LOSSES. The Company is a development stage company and has been engaged principally in research and development activities since its incorporation in 1992. The Company has incurred operating losses in every quarter since inception. The Company does not anticipate receiving any significant revenues from the sale of its products or from license royalties until the commencement of volume production by the Company or one or more of the Company's licensees. The development and commercialization of its products will require substantial expenditures by the Company for the foreseeable future. The Company expects to continue to incur operating losses, and there can be no assurance that the Company will be profitable in the future. The magnitude and duration of the Company's losses will depend on a number of factors within and outside of the Company's control, including the Company's ability to expand an alliance it has formed with leading companies that have proprietary display related technology (the "FED Alliance") and the rate at which it can successfully manufacture and commercialize its FEDs, if at all, and the related costs of such efforts. Successful commercialization of such displays will in turn depend on a number of factors.


     DEPENDENCE ON PRODUCTS AND MANUFACTURING PROCESSES UNDER DEVELOPMENT. The Company's future success depends on the successful development and production of Field Emission Display ("FED") products by the Company and its licensees. The Company's products and its manufacturing processes are in the early stages of development and testing, and the Company has only limited quantities of products, manufactured at its pilot manufacturing facility, that are available for sale incorporating the Company's technology. The Company's products and manufacturing processes will require significant additional development prior to volume product commercialization, and no assurance can be given that the results of such development efforts will be successful. Even if the Company is successful in completing the development of its products and manufacturing processes, no assurance can be given that the favorable characteristics demonstrated by its current prototypes will be reproduced on a cost-effective basis in commercial production. The Company has to date encountered a number of delays in the development of its products and processes. No assurance can be given that further delays will not occur. Any significant delays could prevent the Company from capitalizing on market opportunities, and could have a material adverse effect on the Company.


     RISKS ASSOCIATED WITH CONTRACT MANUFACTURING OF FEDS. The Company believes that its ability to commercialize medium to large volumes of FEDs is highly dependent on its ability to have FEDs manufactured by a major manufacturer in the Active Matrix Liquid Crystal Display ("AMLCD") industry. On May 22, 1997, the Company signed a display foundry agreement (the"Foundry Agreement") with Unipac Optoelectronics Corp., an AMLCD manufacturer based in Taiwan. Under the agreement, Unipac will install volume production equipment to produce FEDs at its manufacturing line, and will begin production for exclusive delivery of FED displays to PixTech. Expectations about the timing of this manufacturing plan with Unipac are forward-looking statements that involve risks and uncertainties, including the ease or difficulty of the transfer of the FED technology to Unipac. If such contract manufacturing agreement is not implemented on a timely basis, the Company will not be able to ship medium to large volumes of FED products, or to obtain a commercially acceptable cost for its FED displays. Significant capital expenditure will be required in order to install, at the contract manufacturers' facility, equipment that is not common to the AMLCD manufacturing process. A minimum of $15 million of capital expenditures will be required. Pursuant to the Foundry Agreement, Unipac will purchase and fund equipment within a $15 million limit, with PixTech providing a bank guaranty in favor of Unipac on the value of a majority of the required equipment. The equipment value covered by such bank guaranty will decrease over time. To date, there can be no assurance that the Company will be able to provide such a guaranty. Should the Company fail in obtaining this bank guaranty, the entire implementation of the contract manufacturing could be threatened, unless the Company is successful in providing alternative financings to fund the capital expenditures required. In addition, the amount actually expended on capital expenditures could vary significantly depending upon numerous factors, including the inherent unpredictability of the total amount of a large scale capital expenditure program. Should the Company be successful in implementing this contract manufacturing relationship, the Company's reliance on a single contract manufacturer will involve several risks, including a potential inability to obtain an adequate supply of required products, and reduced control over the price, timeliness of delivery, reliability and quality of finished products. Any inability to manage this contract manufacturing relationship or any circumstance that would cause the Company to delay the shipment of its products would have an adverse effect on the Company.


     LIMITED MANUFACTURING EXPERIENCE AND CAPABILITY. The Company's future operating results are highly dependent on its ability to manufacture, or to contract with a third party to manufacture, medium volumes of displays at commercially viable yields. The Company's manufacturing processes are in the early stages of development and testing by the Company. There can be no assurance that the Company will be able to successfully complete the development of such processes.


     Moving from pilot production to medium volume production involves a number of steps and challenges. The Company has contracted with a third party for the manufacture of its displays. Increasing production beyond medium volume levels will involve substantial investment and time for the design and acquisition of new facilities and custom equipment by the Company or its contract manufacturer. Should the Company or its contract manufacturer experience delays or difficulties in establishing or operating its manufacturing facilities for the manufacture of its displays, the Company would be materially adversely affected.


     The Company's manufacturing process involves many complex steps, each of which is essential to the production of commercial volumes of the Company's products at commercially viable yields. The Company's technology requires manufacturing to extremely fine tolerances and maintenance of an extremely clean environment during most steps of the manufacturing process. Minute impurities or defects in materials used as well as other production problems can significantly reduce production yield. If the Company is unable to successfully implement and manage these complex manufacturing processes, the Company would be adversely affected.


     SUBSTANTIAL FUTURE CAPITAL NEEDS; AVAILABILITY OF CAPITAL. The Company will require substantial funds to conduct research, development and testing, to develop and expand commercial scale manufacturing systems and to market any resulting products. Changes in technology or a growth of sales beyond currently anticipated levels will also require further investment. The Company's capital requirements will depend on many factors, including the rate at which the Company can develop its products, the market acceptance of such products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace, and the response of competitors to the Company's products. To the extent that the Company's existing available funds and internally generated funds are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding either through licensing agreements, collaborative arrangements or through public or private financing. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the existing stockholders may result. If adequate funds are not available, the Company would be materially adversely affected, and, as a result, the Company may be required to curtail its operations.


     DEPENDENCE ON FED ALLIANCE. A fundamental element of the Company's business strategy has been the formation of the FED Alliance with leading companies that have proprietary display related technology, as discussed elsewhere in the Company's reports under the Securities Exchange Act of 1934, as amended. Future technology transfer payments to the Company under the FED Alliance agreements are based on the achievement by specified dates of certain technical, manufacturing and marketing milestones. There can be no assurance as to whether or when such milestones will be attained.


     The Company will be entitled to royalty revenue under the FED Alliance agreements only to the extent the members of the FED Alliance successfully incorporate the cross-licensed technology into products, succeed in manufacturing products in volume, and successfully commercialize such products. The Company's future success is substantially dependent on such revenues and on the technological and marketing benefits the FED Alliance is intended to provide.


     The success of the FED Alliance is dependent upon the general business condition of each of the members, each member's commitment to the relationship, and the skills and experience of such member's employees who are responsible for the relationship. A decision by any member of the FED Alliance to limit or terminate its development efforts in the area of FEDs could have a material adverse effect on the Company, and the Company could lose a material portion of its revenue base while still bearing significant fixed costs. The withdrawal of a member of the FED Alliance would also result in the Company's inability to obtain access to any further improvements in FED technology developed by the withdrawing member after such withdrawal.


     The Company plans to expand the FED Alliance by entering into contracts with three additional companies. There can be no assurance that the Company will be successful in entering into such contracts.


     COMPETITION AND COMPETING TECHNOLOGIES. The market for FPD products is intensely competitive and is expected to remain intensely competitive. The market is currently dominated by products utilizing liquid crystal display ("LCD") technology. LCD technology has continued to improve, and there can be no assurance that advances in LCD technology will not overcome its current limitations. Certain LCD manufacturers, such as Sharp, NEC and Hitachi, have substantially greater name recognition and financial, technological, marketing and other resources than the Company, and LCD manufacturers have made and continue to make substantial investments in improving LCD technology and manufacturing processes and in the construction of manufacturing facilities for displays. The Company believes that over time this will have the effect of reducing average selling prices of FPDs. In addition, the recent substantial increases in world-wide manufacturing capacity of FPDs and the entrance of new competitors in the FPD market may cause over-supply conditions leading to dramatic reductions in the price of FPDs. In order to effectively compete, the Company could be required to increase the performance of its products or to reduce prices. In the event of price reductions, the Company's ability to maintain gross margins would depend on its ability to reduce its cost of sales.


     There are a number of domestic and international companies developing and marketing display devices using alternative technologies, such as vacuum fluorescent displays, electroluminescent panels and plasma panels. In addition, some of the basic FED technology is in the public domain and, as a result, the Company has a number of potential direct competitors developing FED displays. Although the Company has proprietary rights to significant technological advances in FED technology, there can be no assurance that such potential competitors have not developed or will not develop comparable or superior FED technology. Many of these developers of alternative FPD and competing FED technologies have substantially greater name recognition and financial, research and development, manufacturing and marketing resources than the Company, and have made and continue to make substantial investments in improving their technologies and manufacturing processes. The members of the FED Alliance may also sell FED products based on the cross-licensed technology of the FED Alliance in markets that the Company has targeted or will target for sales of its own FED products.


     The Company's technology and products are still in the development stage, and there can be no assurance that the Company's competitors will not succeed in developing products that outperform the Company's displays or that are more cost effective. In the event that efforts by the Company's competitors result in the development of products that offer significant advantages over the Company's products, and the Company is unable to improve its technology or develop or acquire alternative technology that is more competitive, the Company would be adversely affected.


     NO ASSURANCE OF MARKET ACCEPTANCE. The potential size and timing of market opportunities targeted by PixTech and the members of the FED Alliance are uncertain. The Company anticipates marketing its displays to OEMs, and its success will depend on whether OEMs select the Company's products for incorporation into their products and upon their successful introduction of such products, as well as the successful commercialization of products developed by members of the FED Alliance. There can be no assurance that demand for any particular product will be sustained or that new markets will develop as expected by the Company, or at all. The failure of existing and new markets to develop as expected by the Company or to be receptive to PixTech's products would have a material adverse effect on the Company.


     The time frame necessary to achieve market success for any individual product is long and uncertain. The introduction of new products is subject to the inherent delays caused by the need to have such products selected by an OEM and designed into the OEM's products. Factors affecting the length of this delay include the size of the manufacturer, the type of application, and whether the displays are being designed into new products or fitted into existing applications. For certain products, this delay attributable to a manufacturer's design cycle may be a year or longer. If volume production of such products is delayed for any reason, the Company's competitors may introduce new technologies or refine existing technologies which could materially adversely affect the market acceptance of the

Company's products. Although the Company has made efforts to design its products to be compatible with the electronic products with which they will be used and has targeted smaller markets where the design cycle may be shorter, unforeseen difficulty in incorporating the Company's products and technology would adversely impact market acceptance of the Company's products. The Company also expects that the OEMs to which it will market its products will require manufacturing quality assurance and controls and evidence of the Company's ability to manufacture adequate quantities of displays on a timely and reliable basis.


     PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. The Company's ability to compete effectively with other companies will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. Although the Company has been granted, has filed applications for and has been licensed under a number of patents in the United States and foreign countries, there can be no assurance as to the degree of protection offered by these patents, as to the likelihood that pending patents will be issued or as to the validity or enforceability of any issued patents. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions.


     Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with the Company's ability to make and sell its products. The Company has not conducted an independent review of patents issued to third parties. In addition, because of the developmental stage of the Company, claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. Although the Company believes that its products do not infringe the patents or other proprietary rights of third parties, there can be no assurance that other third parties will not assert infringement claims against the Company or that such claims will not be successful. There can also be no assurance that competitors will not infringe the Company's patents. Even successful defense and prosecution of patent suits are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products. Further, with respect to licensed patents, which, in the case of the Company, represent a significant portion of the Company's proprietary technology, the defense and prosecution of patent suits may not be in the Company's control. An adverse outcome in a suit in which the Company asserts its patent rights could result in the loss of such rights, and could subject the Company to substantial costs and diversion of Company resources.


     The Company also relies on unpatented proprietary technology which is significant to the development and manufacture of the Company's displays, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company could be adversely affected.

     While there is currently no pending intellectual property litigation against the Company, the Company receives from time to time notices of potential infringement of third party rights and there can be no assurance that third parties will not assert claims against the Company with respect to existing or future products or that licenses will be available on reasonable terms, or at all, with respect to any third-party technology including third-party technology. In the event of litigation to determine the validity of any third-party claims, such litigation could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial amounts in damages and to cease selling the infringing product unless and until the Company is able to develop non-infringing technology or to obtain licenses to the technology which was the subject of the litigation.

     DEPENDENCE ON SUPPLIERS. The Company has and will continue to rely on outside vendors to manufacture (i) certain electronic components and subassemblies used in the production of the Company's products, (ii) certain specialized materials, including phosphors and (iii) key pieces of manufacturing equipment. Certain components, subassemblies, services, materials and equipment necessary for the manufacture of the Company's products are obtained from a limited group of suppliers. The Company's reliance on a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required products and services, and reduced control over the price, timeliness of delivery, reliability and quality of finished products. The Company generally does not have any long-term supply agreements with electronics suppliers. Certain of the Company's suppliers have relatively limited financial and other resources. Any inability to obtain timely deliveries of products and services having acceptable qualities or any other circumstance that would require the Company to seek alternative sources of supply or to manufacture its own electronic components, subassemblies and manufacturing equipment internally, could delay the Company's ability to ship its products. Any such delay could damage relationships with customers and such delay could have a material adverse effect on the Company.

     DEPENDENCE ON KEY PERSONNEL; HIRING SKILLED PERSONNEL. The Company is dependent on certain members of its management and engineering staff. No employee, including key scientific and management personnel, is bound to any specific term of employment. Although the Company currently maintains a key man life insurance policy on the life of Jean-Luc Grand-Clement, the loss of the services of one or more key individuals, including Mr. Grand-Clement, could have a material adverse effect on the Company. The Company's success will also depend on its ability to attract and retain other highly qualified scientific, marketing, manufacturing and other key management personnel. The Company faces competition for such personnel, and there can be no assurance that the Company will be able to attract or retain such personnel.


     In addition, the production of FEDs will require employees skilled in highly technical and precise production processes with expertise specific to the processes involved in FED production. There can be no assurance that the Company will be able to adequately staff the Montpellier facility with qualified personnel to support volume manufacturing. If the Company is unable to hire and train adequate numbers of skilled employees, the Company would be adversely impacted.


     MANAGEMENT OF GROWTH. In order to achieve its objectives, the Company will need to expand its business rapidly and add sales, marketing, manufacturing, administrative and management personnel, as well as establish and manage its international operations. The Company has had little or no experience with the manufacturing, sales or marketing of its products. These demands are expected to require the addition of new management and the development of additional expertise by existing management. The Company's ability to manage growth effectively will also require it to continue to implement and improve its operational and financial systems and to hire and train new employees. The failure to manage growth effectively could have a material adverse effect on the Company. In addition, the Company may consider acquisitions of complementary businesses, and the Company's results of operations could be adversely affected if the Company were to encounter difficulties or unexpected costs in integrating the operations of any such acquired businesses.


     RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. The Company's facilities are currently located in France. In addition, currently one of the members of the FED Alliance is located in Japan, and the Company anticipates that the two future members of the FED Alliance will be located outside of the United States. The Company's international operations are therefore subject to inherent risks, including unexpected changes in regulatory requirements and tariffs and difficulties in staffing and managing foreign operations. Although a significant portion of the Company's revenues are expected to be denominated in U.S. dollars, a substantial portion of the Company's operating expenses will be denominated in French francs. Gains and losses on the conversion to U.S. dollars of assets and liabilities denominated in French francs may contribute to fluctuations in the Company's results of operations, which are reported in U.S. dollars. Finally, the laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company.


     ABSENCE OF DIVIDENDS. The Company has never declared or paid cash dividends on its capital stock and does not intend to pay any cash dividends in the foreseeable future.


     VOLATILITY OF SHARE PRICE. The market price of the Common Stock has been highly volatile. Publicity regarding actual or potential results relating to products under development by the Company and market conditions for emerging growth companies have had and may continue to have a significant impact on the price of the Common Stock. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, general regulatory developments affecting the Company's products, period-to-period fluctuations in financial results, and economic and other internal and external factors may also have a significant impact on the price of the Common Stock. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to do so for the foreseeable future.

                              SELLING STOCKHOLDERS


     The Shares being offered hereby were or will be acquired by the persons listed in the table below (the "Selling Stockholders") in private placements of the Company's Common Stock. 1,574,819 Shares were acquired on February 14, 1997, and 463,708 shares are issuable by the Company upon the exercise of an outstanding warrant. All of the Shares are being registered for resale pursuant to a Registration Statement on Form S-3, of which this Prospectus is a part. Selling Stockholders may offer the Shares for resale from time to time after the date hereof. See "Plan of Distribution."


     The following table sets forth the name of each Selling Stockholder and the number of Shares beneficially owned by each such holder as of April 14, 1998. All of such Shares may be offered and sold by the Selling Stockholders in this offering.


                                     Shares Owned Prior                              Shares Owned After
                                       to Offering (1)                                  Offering (2)
                                    ---------------------   Number of Shares    ------  ------------
               Selling Stockholder     Number     Percent     Being Offered     Number    Percent
----------------------------------  ------------  -------  -------------------  ------  ------------

United Microelectronics Corp.       1,111,111        7.52        1,111,111          0           --
2F, NO. 76 SEC 2, Tunhwa S. RD.,
Taipei, Taiwan, R.O.C.

Motorola, Inc.                        927,416(3)     6.09          927,416(3)       0           --
1303 E. Algonquin Road
Schaumburg, Illinois 60196

The Kaufmann Fund, Inc.             1,678,169       11.36         1,000,000      678,169        4.6
140 East 45th Street
43rd Floor
New York, New York 10017

Standard Energy Company                10,500        0.07            10,500          0           --
1105 Schrock Road, Suite 602
Columbus, OH 43229

SRI International                       3,500        0.02             3,500          0           --
333 Ravenswood Avenue
Menlo Park, CA 94025

(1) Each of the entities named in the table has sole voting and investment power with respect to the shares beneficially owned by it.

(2) Assumes all Shares offered by each of the Selling Stockholders are sold in the offering.

(3) Includes 463,708 shares of Common Stock issuable upon exercise of a warrant held by Motorola, Inc. which warrant was exercisable as of February 14, 1997.

                              PLAN OF DISTRIBUTION


     The Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-3, of which this Prospectus is a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions.


     1,574,819 of the Shares were issued to the Selling Stockholders on February 14, 1997, and 463,708 of the Shares are issuable from time to time upon exercise of an outstanding Warrant issued on February 14, 1997. The Warrant is immediately exercisable and expires on December 31, 1998. The Warrant contains a net exercise provision whereby the holder may receive upon exercise, without any payment, a number of shares having a fair market value equal to the difference between the fair market value of the Common Stock and the exercise price of the Warrant. 14,000 of the Shares were issued to the Selling Stockholders on March 16, 1998. 1,000,000 of the Shares were issued to the Selling Stockholders on March 30, 1998.


     The Company has been advised that the Selling Stockholders may sell the Shares from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealer may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).


     In the event of an underwritten public offering for the account of the Company, certain of the Selling Stockholders may, upon the written request of the managing underwriter of such offering, be prohibited from selling any of the shares offered hereby for a period beginning 10 days prior to the effective date of the registration statement relating to such public offering and ending 180 days after such effective date.


     The Selling Stockholders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.


     The Selling Stockholders may also sell Shares from time to time in accordance with Rule 144 under the Securities Act.


     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.


                            LEGALITY OF COMMON STOCK

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Michael Lytton, the Secretary of the Company and Lynnette Fallon, an Assistant Secretary of the Company, are partners of Palmer & Dodge LLP.


                                    EXPERTS

     The consolidated financial statements of PixTech, Inc. appearing in PixTech's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution.
-----------------------------------------------------

     The following expenses incurring in connection with the sale of the securities being registered will be borne by the Company. Other than the registration fee, the amounts stated below are estimates.

     Registration Fee.................................  $  2,349

     Legal Fees and Expenses..........................     7,500

     Printing Fee.....................................     2,400
                                                        --------

        TOTAL.........................................  $ 12,249

     The Selling Stockholders will bear the expense of their own legal counsel and miscellaneous fees and expenses, if any.


Item 15. Indemnification of Directors and Officers
--------------------------------------------------


     Section 145 of the Delaware General Corporation Law permits the Company to indemnify directors, officers, employees and agents of the Company against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of the Company, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him in connection with any such action, suit or proceeding, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the Company.


     Article FIFTH of the Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party to any action, suit or proceeding by reason of the fact that he is or was, or has agreed to become a director or officer of the Company. The indemnification provided for in Article FIFTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article FIFTH also permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Company and such rights may be equivalent to, or greater or less than, those set forth in Article FIFTH.


     Article V, Section 1 of the Company's Restated by-laws provides that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.


     The Company has entered into indemnification agreements with each of its directors and has obtained insurance covering the officers and directors of the Company against certain losses and insuring the Company against certain of its obligations to indemnify its directors and officers.


     Pursuant to the Delaware General Corporation Law, Article FIFTH of the Company's Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its shareholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to the Company or shareholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

     The Company believes that courts in Europe and the US may have jurisdiction in an action against the Company, its directors or officers. Such jurisdiction will be delivered by the laws of the jurisdiction in effect at that time.


Item 16. Exhibits.
------------------

Exhibit Number                               Description
--------------                               -----------
    4.1         Restated Certificate of Incorporation of the Registrant.  Filed as Exhibit 3.2 to the
                Registrant's Registration Statement on Form S-1 (File No. 33-93024) and
                incorporated herein by reference.

    4.2         Restated By-laws of the Registrant.  Filed as Exhibit 3.4 to the Registrant's
                Registration Statement on Form S-1 (File No. 33-93024) and incorporated herein by reference.

    4.3         Specimen Certificate of the Registrant's Common Stock.  Filed as Exhibit 4.1 to
                the Registrant's Registration Statement on Form S-1 (File No. 33-93024) and
                incorporated herein by reference.

    4.4         Warrant to Purchase Shares of Common Stock dated as of February 14, 1997.
                Filed as Exhibit 10.26 to the Registrant's Registration Statement on Form 10-K
                (File No. 000-26380) and incorporated herein by reference.

    4.5         Common Stock Purchase Agreement between PixTech, Inc. and United
                Microelectronics Corp. dated as of February 14, 1997.  Filed as Exhibit 10.27 to the Registrant's Registration Statement on Form 10-K (File No. 000-26380) and
                incorporated herein by reference.

    4.6         Common Stock and Warrant Purchase Agreement between PixTech, Inc. and
                Motorola, Inc. dated as of February 6, 1997.  Filed as Exhibit 10.28 to the
                Registrant's Registration Statement on Form 10-K (file No. 000-26380) and incorporated herein by reference.

    4.7         Common Stock Purchase Agreement between PixTech, Inc. and The Kaufmann
                Fund, Inc. dated as of March 25, 1998. Filed herewith.

    5.1         Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder.  Filed herewith.

   23.1         Consent of Ernst & Young LLP, independent auditors.  Filed herewith.

   23.2         Consent of Palmer & Dodge LLP (contained in Opinion of Palmer & Dodge LLP, filed as Exhibit 5.1 hereto).

   24.1         Power of Attorney (set forth on the signature page to this Registration Statement).

   24.2         Certified resolution of the Board of Directors authorizing Power of Attorney.
                Filed herewith.

   24.3         Certified resolution of the Board of Directors authorizing Power of Attorney.
                Filed herewith.


Item 17.  Undertakings.
-----------------------

     (a) The undersigned registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;


              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 15th day of May, 1998.


                                    PIXTECH, INC.



                                    By: /s/ Jean-Luc Grand-Clement
                                        -------------------------------
                                        Jean-Luc Grand-Clement
                                        Chief Executive Officer


                               POWER OF ATTORNEY

     We, the undersigned officers and directors of PixTech, Inc. hereby severally constitute and appoint Jean-Luc Grand-Clement, Yves Morel and Michael Lytton, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 including any post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         SIGNATURE            TITLE                           DATE
         ---------            -----                           ----

/s/ Jean-Luc Grand-Clement  Chief Executive Officer       May 15, 1998
--------------------------   and Chairman of the Board
Jean-Luc Grand-Clement       (Principal Executive
                             Officer)


/s/ Yves Morel              Chief Financial Officer       May 15, 1998
--------------------------   (Principal Financial and
Yves Morel                   Accounting Officer)


/s/ Jean-Pierre Noblanc     Director                      April  6, 1998
--------------------------
Jean-Pierre Noblanc

/s/ William C. Schmidt      Director                      May 15, 1998
--------------------------
William C. Schmidt



/s/ John A. Hawkins         Director                      April  3, 1998
--------------------------
John A. Hawkins

                                 EXHIBIT INDEX
                                 -------------

Exhibit Number                       Description
--------------                       -----------
   4.1          Restated Certificate of Incorporation of the Registrant.  Filed
                as Exhibit 3.2 to the Registrant's Registration Statement on
                Form S-1 (File No. 33-93024) and incorporated herein by
                reference.

   4.2 Restated By-laws of the Registrant. Filed as Exhibit 3.4 to the Registrant's Registration Statement on Form S-1 (File
                No. 33-93024) and incorporated herein by reference.

   4.3          Specimen Certificate of the Registrant's Common Stock.
                Filed as Exhibit 4.1 to the Registrant's Registration
                Statement on Form S-1 (File No. 33-93024) and incorporated herein by reference.

   4.4          Warrant to Purchase Shares of Common Stock dated as of
                February 14, 1997.  Filed as Exhibit 10.26 to the
                Registrant's Registration Statement on Form 10-K (File No.
                000-26380) and incorporated herein by reference.

   4.5          Common Stock Purchase Agreement between PixTech, Inc.
                and United Microelectronics Corp. dated as of February 14,
                1997.  Filed as Exhibit 10.27 to the Registrant's Registration
                Statement on Form 10-K (File No. 000-26380) and incorporated herein by reference.

   4.6          Common Stock and Warrant Purchase Agreement between
                PixTech, Inc. and Motorola, Inc. dated as of February 6,
                1997.  Filed as Exhibit 10.28 to the Registrant's Registration
                Statement on Form 10-K (file No. 000-26380) and incorporated herein by reference.

   4.7          Common Stock Purchase Agreement between PixTech, Inc. and The
                Kaufmann Fund, Inc. dated as of March 25, 1998. Filed herewith.

   5.1 Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder. Filed herewith.

  23.1          Consent of Ernst & Young LLP, independent auditors.
                Filed herewith.

  23.2          Consent of Palmer & Dodge LLP (contained in Opinion of
                Palmer & Dodge LLP, filed as Exhibit 5.1 hereto).

  24.1 Power of Attorney (set forth on the signature page to this Registration Statement).

  24.2          Certified resolution of the Board of Directors authorizing
                Power of Attorney.  Filed herewith.

  24.3          Certified resolution of the Board of Directors authorizing
                Power of Attorney.  Filed herewith.
